Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cubic Corporation 2015 Incentive Award Plan and the Cubic Corporation Employee Stock Purchase Plan of our reports dated November 26, 2014, with respect to the consolidated financial statements of Cubic Corporation and the effectiveness of internal control over financial reporting of Cubic Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 29, 2015